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                                                                     Exhibit 2b

                            PERFORMANCE FUNDS TRUST

                              AMENDMENT TO BY-LAWS

     The undersigned, Assistant Secretary of Performance Funds Trust (the "Fund") does hereby certify that pursuant to Article XII of the By-Laws of the Fund, dated March 11, 1992, the following votes were duly adopted by at least a majority of the Trustees of the Fund at a meeting duly called and held on March 25, 1997:

VOTED: That Article II, Section 2 of the By-Laws shall be amended to read as follows:

         Section 2. The President, Treasurer and Secretary shall be chosen by the Trustees. Two or more offices may be held by a single person. Subject to the provisions of Section 12 hereof, the President, the Treasurer and the Secretary shall each hold office until their successors are chosen and qualified and all other officers shall hold office at the pleasure of the Trustees.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 27th day of March, 1997.




                                        /s/ BRUCE TREFF
                                        -------------------------
                                        Bruce Treff
                                        Assistant Secretary